ACQUISITION AGREEMENT


      THIS ACQUISITION AGREEMENT (the Agreement"), dated as of September 30, 1996, by and among Intermark Development Corporation, a Nevada corporation (hereinafter called the "Company"); Kolcari Investments Limited, a British Virgin Islands corporation (hereinafter called "Kolcari"); and the shareholders of Kolcari (hereinafter called the "Shareholders").

                                    RECITALS


      WHEREAS, the Shareholders own or control in their respective capacity the right to sell, transfer and exchange One Hundred (100%) percent of all of the shares of the capital stock of Kolcari;

      WHEREAS, the Company wishes to acquire all of the issued ordinary shares of U.S.$1.00 each in the capital of Kolcari (hereinafter collectively referred to as the "Kolcari Stock") in exchange for a total of Eight Million Eight Hundred Thousand (8,800,000) shares of common stock of the Company, with a par value of $0.0001(the "Common Stock") as are to equal, in the aggregate, 73.33% of the resulting issued and outstanding capital stock of the Company (hereinafter collectively referred to as the "Company Common Stock");

      WHEREAS, the Shareholders wish to exchange their interest in the Kolcari Stock for Company Common Stock and it is in the best interest of Kolcari for such exchange to occur;

      NOW, THEREFORE, in consideration of the premises herein contained, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                      TERMS

      1.    Exchange  of  Securities.   Subject  to  the  terms  and  conditions
hereinafter set forth, at the time of the closing referred to in Section 7 hereof (hereinafter called the "Closing Dates"), the Company will issue and deliver, or cause to be issued and delivered, to the Shareholders, in proportion to their ownership of ordinary shares of Kolcari, Eight Million Eight Hundred Thousand (8,800,000) shares of the Company Common Stock (which, in the aggregate, shall equal 73.33% of the resulting issued and outstanding capital stock of the Company after all conditions precedent to such issuance have been satisfied) in exchange for which the Shareholders will deliver, or cause to be delivered to the Company, all of the issued ordinary shares of U.S.$1.00 each in the capital of Kolcari (hereinafter the "Exchange").

      2. Representations and Warranties by Kolcari. Kolcari represents, warrants and covenants to the Company, all of which representation and warranties shall be true at the time of the Closing Date and shall survive the Closing Date for a period of one (1) year therefrom, that:

      a. Kolcari is duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Certified copies of the Memorandum and Articles of Association for Kolcari have heretofore been furnished by the directors of Kolcari to the Company and such documents are true and correct copies of the Memorandum and Articles of Association of Kolcari and include all amendments thereto through the date hereof;

      b. Kolcari is the owner of a 70% joint venture interest in Liuzhou OVM Construction Machinery Co., Ltd., a Sino-foreign equity joint venture ("LZ Construction") established under the laws of the Peoples Republic of China ("PRC") and the remaining 30% joint venture interests of LZ Construction are owned by Liuzhou OVM Joint Stock Company, Ltd., a PRC state-owned enterprise. LZ Construction further owns Fifty (50%) percent equity interest in OVM Prestress Co. Pte. Ltd. ("OVM Prestress"), a company incorporated in the Republic of Singapore. OVM Prestress is primarily engaged in the business as an independent contractor, specializing in providing engineering services related to prestressing and construction.

      c. The financial information consisting of audited consolidated financial statements of Kolcari, for the period from May 3, 1994 (date of incorporation) to December 31, 1995, provided to the Company by Kolcari and prepared by Ernst & Young, Certified Public Accountants, constitute true and correct statements of all material facts, as of such date of the financial condition of Kolcari and of its assets, liabilities and income, and from such date and until the Closing Date, no dividends or distributions of capital, surplus, or profits has been paid or declared by Kolcari (in redemption of its outstanding shares or otherwise), other than those disclosed in writing to the Company. The audited consolidated financial statements of Kolcari provided to the Company have been prepared in accordance with accounting standards and a format consistent with U.S. GAAP.

      d. Since December 31, 1995, Kolcari has not experienced any material adverse changes with respect to its business condition (financial or otherwise), results of operations, assets, contracts, liabilities or property.

      e. Kolcari and LZ Construction have complied, in all material respects, with the terms and provisions of all agreements to which they are a party and all laws, rules, regulations and orders to which they or their assets are subject.

      f. Kolcari has not violated any law, rule, regulation or order, and is not involved in any pending or threatened litigation, which would materially adversely affect its financial condition as shown in the Kolcari financial information referenced in Section 2.c above, which has not been provided for or referred to in such Kolcari financial information or otherwise disclosed to the Company.

      g. Kolcari shall not, from the date hereof through the Closing Date, engage in any transaction other than transactions in the normal course of the operation of its business, except as specifically authorized by the Company in writing; provided, however, the Company consents to the issuance by Kolcari of additional ordinary shares in the capital of Kolcari to third parties from the date hereof to the Closing Date, so long as not less than 100.0% of all such shares are transferred to the Company on the Closing Date.

      3. Representations and Warranties by the Shareholders. Each Shareholder represents and warrants to the Company, all of which representation and warranties shall be true at the time of the Closing Date and shall survive the Closing Date for a period of one (1) year therefrom, that:

      a.    Such  Shareholder  has, and will have at the Closing Date,  good and marketable title to all of the shares of Kolcari Stock which it is selling, transferring and exchanging, free and clear of any and all liens or encumbrances.

      b. Such Shareholder has the full power to exchange his or her shares in the capital of Kolcari upon the terms provided for in this Agreement.

      c. Such Shareholder understands that (i) the Company is relying upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), as set forth in Section 4 thereof, which relate to "transactions by an issuer not involving any public offering," and applicable regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder or other exemption under such act; and (ii) the Company is also relying upon the securities laws of any state on the basis that the Exchange is a transaction exempt from the registration requirements of such laws.

      d. That the Company has made available to such Shareholder and his representative, if any, the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Exchange and to obtain any additional information desired by the Shareholder concerning the Company.

      e. That the investment by such Shareholder in the Company Common Stock is a suitable investment for the Shareholder, given the investment goals and objectives of the Shareholder.

      f. Such Shareholder, either individually or together with his purchaser representative, if one has been retained, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company Common Stock. The Shareholder understands the effect of accepting the Exchange and the differing rights, restrictions and obligations of a holder of Company Common Stock.

      g. Such Shareholder is purchasing the Company Common Stock for his own account, for investment purposes only, and not with a view to the sale, pledge, hypothecation, or other distribution or disposition thereof or of any interest therein, except as referenced in Section 3.h. below .

      h. Such Shareholder understands that resale or transfer of the Company Common Stock will be prohibited indefinitely unless either (i) the Company causes the Company Common Stock to be registered under the Securities Act or,
(ii) an exemption from such registration is available and such resale or transfer will not otherwise violate federal or state securities laws. Such Shareholder further understands that a legend will be affixed to the certificates representing the Company Common Stock setting forth the forgoing limitations.

      4. Representation and Warranties by the Company. The Company represents, warrants and covenants to the Shareholders, all of which representations and warranties shall be true at the time of the Closing Date and shall survive the Closing Date for a period of one (1) year therefrom, that:

      a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and carry on its business as now being conducted and has authorized capital stock consisting of 40,000,000 shares of common stock, with a par value of $.0001, of which 3,200,000 shares of common stock are presently issued and outstanding to shareholders. Certified copies of the Articles of Incorporation, Amendments of the Articles of Incorporation and the By-Laws for the Company have heretofore been furnished by the Company to the Shareholders and Kolcari and such documents are true and correct copies of the Articles of Incorporation and the By-Laws of the Company and include all amendments thereto through the date hereof. No other securities of the Company, other than the above described shares, are or will be issued, outstanding or agreed to be issued as of the date hereof and on the Closing Date.

     b. The Company has all of the necessary corporate power and authority to execute, deliver and perform this Agreement and to issue and deliver the Company Common Stock and any other shares of the Company's common stock required to be delivered hereunder.

      c.    The audited financial statements of the Company prepared by Terrence
L. Dunne, Certified Public Accountants, for the periods ended December 31, 1995 and June 30, 1996, attached hereto as Schedule 4.c, constitute true and correct statements as of such date of the financial condition of the Company and of its asset, liabilities and income, prepared in accordance with U.S.GAAP consistently applied and that from such date and until the Closing Date, no dividends or distributions of capital, surplus, or profits has been, or will be, paid or declared by the Company (in redemption of its outstanding shares or otherwise) and no additional shares have been, or will be, issued by the Company.

      d. The Company has and will have on the Closing Date, good and marketable title to all of its property and assets free and clear of any and all liabilities, liens, encumbrances or restrictions and there are no pending or threatened actions or claims against them of any kind, except as shown on
Schedule 4.d hereto and except for taxes and assessments due and payable after the Closing Date and easements or minor restrictions with respect to its real property which do not materially affect the present value or use of such real property.

      e. Schedule 4.e sets forth all of the contracts to which the Company is a party. The Company does not have, nor will it have on the Closing Date, any long-term contracts ("long-term" being defined as any contract other than those cancelable by the Company without penalty on the giving of no more than ninety
(90) days notice).

      f. Since June 30, 1996, neither the Company nor its affiliates, if any, have experienced any material adverse changes with respect to their business condition (financial or otherwise), results of operations, assets, contracts, liabilities or property.

      g. The Company has complied, in all material respects, with the terms and provisions of all agreements to which it is a party and all laws, rules, regulations and orders or to which it or its assets are subject.

      h. The Company has not violated any law, rule, regulation or order, and is not involved in any pending or threatened litigation, which would materially adversely affect its financial condition as shown by its audited financial statements, dated June 30, 1996 (Schedule 4.c hereto), which has not been provided for on such audited financial statements, referred to in such audited financial statements or disclosed, in writing, to Kolcari.

      i. The Company shall not, from the date hereof through the Closing Date, engage in any transaction other than transactions in the normal course of the operation of its business, except as specifically authorized by Kolcari in writing. Kolcari authorizes the sale, assignment and transfer of the assets of the Company set forth on Schedule 4.i in accordance with the terms of this Agreement.

      j. The Company does not have a defined Non-qualified Stock Option and Stock Appreciation Rights Plan in place, nor will it have on the Closing Date, any pension plan, profit sharing plan, or stock-purchase plan for any of its employees. The creation of a plan was authorized by the Board of Directors of the Company on September 4, 1996 and approved by written consent of a majority of the shareholder on September 5, 1996. The Board of Directors, at a future date is authorized to instruct the Company's attorney to prepare a Non-qualified Stock Option and Stock Appreciation Rights Plan.

      k. Neither the execution or delivery of this Agreement, nor the issuance of the Company Common Stock or other shares to be issued hereunder, nor the performance, observance or compliance with the terms and provisions of this Agreement, will violate any provision of law, any order of any court or other governmental agency, the Articles of Incorporation or By-laws of the Company or any indenture, agreement or other instrument to which the Company is a party, or which the Company is bound or by which any of its property is bound.

      l. The Company Common Stock deliverable hereunder will, upon their delivery in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable.

      m. All of the issued and outstanding shares of Company's Common Stock and the Company's Common Stock to be issued to Kolcari, shall be duly authorized, validly issued, fully paid and non-assessable. The Company's Common Stock is not currently listed for trading on the NASDAQ Bulletin Board, no application for listing on the NASDAQ Bulletin Board has been filed by the Company as of this date and the Common Stock of the company does not presently trade on any other recognized stock exchange.

      n. The Company and its subsidiaries, if any, have complied with all applicable foreign, federal and state laws, rules and regulations, including, without limitation, the requirements of the Exchange Act and the Securities Act.

      o. The Company is not required to file reports under Section 12(g) of the Exchange Act.

      p. As of the Closing Date, the Company will have paid all outstanding obligations of the Company relating to sales tax, use tax, Social Security Tax, Federal Income Withholding Tax, all foreign, federal and state income tax, workmen's compensation, unemployment compensation taxes of the Company and any other foreign, federal and state taxes incurred by the Company prior to the Closing Date.

      q. The Company hereby acknowledges that the shares of Kolcari to be exchanged for the Company Common Stock are not registered under the Securities Act or the laws of any other jurisdiction and are subject to restrictions on their transfer and resale under applicable federal and state law.

      r. The Company understands that (i) in agreeing to transfer their Kolcari Stock to the Company in the Exchange, the Shareholders are relying upon an exemption from registration under the Securities Act, as set forth in Section 4 thereof, which relate to private resales of restricted securities; and (ii) the Shareholders are also relying upon the securities laws of any state on the basis that the Exchange is a transaction exempt from the registration requirements of such laws.

      s. That Kolcari has made available to the Company the opportunity to ask questions of and receive answers from Kolcari concerning the terms and conditions of the Exchange and to obtain any additional information from Kolcari or the Shareholders desired by the Company concerning Kolcari or the Shareholders.

      t. That the investment by the Company in the Kolcari Stock is a suitable investment for the Company, given the investment goals and objectives of the Company.

      u. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Kolcari Stock. The Company understands the effect of accepting the Exchange and the differing rights, restrictions and obligations of a holder of Kolcari Stock.

      v. The Company has had access to and has thoroughly reviewed all documents and instruments, including but not limited to the Memorandum and Articles of Association, of Kolcari, as amended, and have been able to obtain such information, and has had the opportunity to ask all questions of, and receive answers from Kolcari and the Shareholders, which it deems necessary or relevant to an investment in the Kolcari Stock and has utilized such opportunity to the extent deemed necessary by the Company to allow it to make a fully informed decision to purchase the Kolcari Stock described herein.

      w. The Company is purchasing the Kolcari Stock for its own account, for investment purposes only, and not with a view to the sale, pledge, hypothecation, or other distribution or disposition thereof or of any interest therein.

      x. The Company understands that resale or transfer of the Kolcari Stock will be prohibited indefinitely unless the Kolcari Stock is registered under the Act or an exemption from such registration is available and such resale or transfer will not otherwise violate federal or state securities laws.

      y. The Company is domiciled and has its principle headquarters in the State of Nevada.

      z. The Company has relied solely upon written materials and investigations made by the Company in making the decision to acquire the Kolcari Stock, and has not relied upon undocumented representations of Kolcari or the Shareholders.

      aa. Notwithstanding anything set forth in this Agreement to the contrary, the Company acknowledges that after the acquisition of Kolcari, it is the intention of the Company to negotiate with third parties for the possible issuance of additional shares of common stock of the Company to acquire other corporations by the exchange of common stock or for the sale of additional shares of common stock to increase the operating capital of the Company. Therefore, the Company acknowledges and consents that the number of shares outstanding and number of shareholders of the Company may change after the date hereof and the financial condition of Company may change to reflect the results of any such issuances for assets or another corporation or may change to reflect the proceeds from a future sale of common stock.

      ab. Immediately prior to the closing of the acquisition of Kolcari by the Company, the Company will take such action as required to obtain shareholder approval by written consent, pursuant to the Nevada Revised Code, to Amend
Article I of the Articles of Incorporation and change the Company name from Intermark Development Corporation to OVM International Holding Corporation.

      5. Conditions to the Obligations of the Company. The obligations of the Company hereunder are subject to the following conditions as of the date hereof and the Closing Date.

      a. The Company shall not have discovered any material error or misstatement in any of the representations and warranties made by the Shareholders or Kolcari and all of the terms and conditions of this Agreement to be performed and complied with prior to the Closing Date have been performed and complied with on or prior to the Closing Date.

      b.    Kolcari is in compliance with all covenants set forth herein.

      c. There have been no substantial adverse change in the condition (financial, business or otherwise) of Kolcari from December 31, 1995 to the Closing Date, except for changes resulting from operations in the usual and ordinary course of business.

      d. Kolcari has received all corporate, regulatory and other third party approvals and authorizations necessary to consummate the Exchange.

      6. Conditions to the Obligations of the Shareholders and Kolcari. The obligations of the Shareholders and Kolcari hereunder are subject to the following conditions:

      a. The Shareholders or Kolcari shall not have discovered any material error or misstatement in any of the representations or warranties made by the Company herein and all the terms and conditions of the Agreement to be performed and complied with by the Company herein to the Closing Date have been performed and complied with on or prior to the Closing Date.

      b.    The Company is in compliance with all covenants set forth herein.

      c. There have been no material adverse change in the conditions (financial, business or otherwise) of the Company from June 30, 1996 to the Closing Date, except for changes resulting from operations in the usual and ordinary course of business, except for the private placements of 2,800,000 shares of common stock at $.02 per share (post-reverse split) on September 3, 1996, this private offering was undertaken pursuant to exemptions available under Regulation D, Rule 504 of the Securities Act.

      d. As of the Closing date the Kolcari Shareholders shall have received the opinion of Thomas G. Walsh, counsel for the Company, to the effect and in the form described in Schedule 6.c hereto.

      e. As of the Closing date the Company shall have received all corporate, regulatory and other third party approvals and authorizations necessary to consummate the Exchange.

      f. As of the Closing Date, (i) the Company and its assets shall have no material liabilities (contingent or otherwise) or pending or threatened claims against them of any kind, (ii) the Company shall provide for the satisfaction or discharge of all existing claims, liens, choses in action and other encumbrances or obligations of any sort whatsoever against the Company or any of its assets, and (iii) the Company shall have paid the costs associated with the acquisition of Kolcari by the Company.

      g. The delivery to the Shareholders and Kolcari of the Due Diligence Checklist, the form of which is attached hereto as Exhibit 8.a(7), executed by a principal officer and each director of the Company attesting that all of the information, documents, instruments, representations and disclosures set forth therein or attached thereto are true, correct and complete in all material aspects and not misleading.

      h. As of the Closing Date, the delivery to the Shareholders of Kolcari of indemnifications from those officers and directors set forth on Schedule 8.a(8) in the form attached hereto as Exhibit 8.a(8) which among other things, sets forth their indemnification and agreement to hold the Company, Kolcari and the Shareholders harmless from all existing claims, suits, liens, choses in action and other encumbrances and obligations (contingent or otherwise) of any sort whatsoever against the Company, Kolcari or the Shareholders or any of their assets now existing or which may arise in the future and relate, directly or indirectly to the activities of the Company prior to and in connection with this Agreement and the Exchange.

      7. Closing Date. The Closing Date shall take place on, or prior, to November 15, 1996 at the offices of Atlas, Pearlman, Trop & Borkson, 200 South Las Olas Boulevard, Sun Sentinel Building, Suite 1900, Ft. Lauderdale, Florida 33301, or at such other time and place as the parties hereto shall mutually agree.

      8. Actions at Closing. At closing, the Company and the Shareholders will each deliver, or cause to be delivered to the other, the securities to be exchanged in accordance with Section 1 of this Agreement, and each party shall pay any and all taxes required to be paid in connection with the issuance and delivery of its own securities. All share certificates shall be in the name of the party to which the same are deliverable except the Shareholders' shares, which will be accompanied by an instrument of transfer executed in favor of the Company.

      In addition, the following shall occur at Closing:

      a.    The Company will deliver to the Shareholders:

      (1) Duly certified copies of all corporate resolutions and other corporate proceedings taken by the Company to authorize the execution, delivery and performance of this Agreement.

      (2) The opinion of Thomas G. Walsh counsel for the Company, as provided for in Section 6.c hereof.

      (3) A Certificate executed by a principal officer and each director of the Company attesting that all of the representations and warranties of the Company are true and correct as of the Closing Date, and that all of the conditions to the obligations for the Shareholders to be performed by the Company have been performed as of the Closing Date.

      (4) A Certificate of Incumbency and signatures of the officers of the Company dated as of the date of this Agreement.

      (5) The written resignations of all directors and such officers and auditors of the Company as are required by the Shareholders, which resignations will contain an acknowledgment from each of them that they have no claims against the Company for loss of office, unpaid compensation, or otherwise.

      (6) All registration certificates, statutory books, minute books and common seal of the Company, all accounts books and all documents and papers in connection with the affairs of the Company and all documents of title relating to the Company's assets (unless already in the possession of the Shareholders) as are required by the Shareholders.

      (7)   The Due Diligence Checklist, the form of which is attached hereto as
Exhibit 8.a(7), executed by a principal officer and each director of the Company attesting that all of the information, documents, instruments, representations and disclosures are true, accurate, correct and complete in all material respects and not misleading.

      (8)   The indemnifications described in Section 6(h) hereof.

      b.    The Shareholders will deliver to the Company:

      (1) A Certificate of the Shareholders signed by each Shareholder that each of the representations and warranties of the Shareholders are true and correct as of the Closing Date and that all of the Conditions to the Obligations of Kolcari, specified in Section 6 of of this Agreement to be performed by the Shareholders have been performed as of the Closing Date.


      c.    Kolcari will deliver to the Company:

      (1) A Certificate executed by a principal officer of Kolcari attesting that all of the representations and warranties of Kolcari are true and correct as of the Closing Date, and that all the conditions to the obligations for Kolcari to be performed by Kolcari have been performed as of the Closing Date.

      (2)   The Due Diligence Checklist, the form of which is attached hereto as
Exhibit 8.c(2), executed by a principal officer and each director of Kolcari attesting that all of the information, documents, instruments, representations and disclosures are true, accurate, correct and complete in all material respects and not misleading.

      9.    Confidential Information: Delivery; Return: NonDisclosure.

      a. Delivery of Information. Until the earlier of the Closing Date or the termination of this Agreement (such date hereinafter the "Termination Date"), pursuant to the terms of this Agreement:

      (1) Kolcari has provided and will provide the Company and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Company Representatives") with full access, upon reasonable prior notice, to all officers, employees and accountants of Kolcari and LZ Construction and to their assets, properties, contracts, books, records and all such other information and data concerning the business and operations of Kolcari as the Company Representatives reasonably may request in connection with such investigation, but only to the extent that such access does not unreasonably interfere with the business and operations of Kolcari.

      (2) the Company has provided and will provide the Shareholders and Kolcari and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Kolcari Representatives") with full access, upon reasonable prior notice, to all officers, employees and accountants of the Company and its subsidiaries and to their assets, properties, contracts, books, records and all such other information and data concerning the business and operations of the Company and its subsidiaries as the Kolcari Representatives reasonably may request in connection with such investigation.

      b.    Acknowledgements: definitions:

      (1) The Company has been and, pursuant to the terms of this Section, shall continue to be privy to certain proprietary and confidential information of Kolcari and/or the Shareholders (the "Kolcari Confidential Information"). As used herein, the term "Kolcari Confidential Information" shall include, but not be limited to, any and all information or documentation whatsoever which has been disclosed or made available to the Company by Kolcari, the Shareholders or LZ Construction, regarding their products, services, techniques, manufacturing or other processes, activities, businesses, properties, operations, clients, customers, prospective clients, price lists, suppliers, business associates, equipment, Trade Secrets (as defined herein), computer software, scientific discoveries, experiments, data, equipment designs, training, devices, charts, manuals, payroll, financial statements and improvements thereto and any other information or materials disclosed or delivered to the Company which the disclosing party may from time to time designate and treat as confidential, proprietary or as a trade secret, including all information relating (directly or indirectly) to the material set forth in the Kolcari business plan delivered or to be delivered to the Company and all information defined as "high technology" by applicable Nevada or other law.

      (2) Kolcari and/or the Shareholders have been and, pursuant to the terms of this Section, shall continue to be privy to certain proprietary and confidential information of the Company (the "Company Confidential Information"). As used herein, the term "Company Confidential Information" shall include, but not be limited to, any and all information or documentation whatsoever which has been disclosed or made available to Kolcari and/or the Shareholders regarding its products, services, techniques, manufacturing or other processes, activities, businesses, properties, operations, clients, customers, prospective clients, price lists, suppliers, business associates, equipment, Trade Secrets (as defined herein), computer software, scientific discoveries, experiments, data, equipment designs, training devices, charts, manuals, payroll, financial statements and improvements thereto and any other information or materials disclosed or delivered to Kolcari and/or the
Shareholders which the disclosing party may from time to time designate and treat as confidential, proprietary or as a trade secret.

      (3) Reference to "Confidential Information" herein shall include and relate to both Kolcari Confidential Information and the Company Confidential Information.

      (4) As used herein, the term "Trade Secret" shall mean the whole or any portion of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the other party's businesses and which provides such party's business an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. For purposes of interpretation hereunder the following shall apply:

      Irrespective of novelty, invention, patentability, the state of the prior art, and the level of skill in the business, art or field to which the subject matter pertains, when the owner thereof takes measures to prevent it from becoming available to persons other than those selected by the owner to have access thereto for limited purposes, a trade secret is considered to be secret, of value, for use or in use by the business, and of advantage to the business, or providing an opportunity to obtain an advantage, over those who do not know or use it.

      In addition, a "Trade Secret" shall include information (not readily compiled from publicly available sources) which has been made available by Kolcari and/or the Shareholders to the Company or by the Company to Kolcari and/or the Shareholders, as the case may be, during the course of their involvement with each other, including but not limited to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience and resumes of all persons who have applied or been recruited for employment, for either or both permanent and temporary jobs, job order specifications and the particular characteristics and requirements of persons generally hired by the disclosing party, as well as specific job listings from companies with whom the disclosing party does, or attempts to do, business, as well as mailing lists, computer runoffs, financial or other information not generally available to others.

      c.    Non-Disclosure: the Company:

      (1) The Company, for itself, its officers, employees, directors, agents, affiliates, subsidiaries, independent contractors, and related parties (all of whom are to be deemed included in any reference herein to the Company) agrees that it will not at any time during or after the termination or expiration of this Agreement, except as authorized or directed herein or in writing by Kolcari and/or the Shareholders, use for the Company's own benefit, copy, reveal, sell, exchange or give away, disclose, divulge or make known or available in any manner to any person, firm, corporation or other entity (whether or not the Company receives any benefit therefrom), any Kolcari Confidential Information.

      (2) The Company will take all actions necessary to ensure that the Kolcari Confidential Information is maintained as secret and confidential and its disclosure shall only be made, to the extent necessary, to a limited group of the Company's employees, officers and/or directors who are actually engaged in the evaluation of the Kolcari Confidential Information; provided, however, the Company acknowledges and agrees that it shall be responsible and held liable for the actions or inactions of such employees, officers and directors (regardless whether or not such actions or inactions are within their scope of employment) with respect to the maintenance of the secrecy and confidentiality of the Kolcari Confidential Information.

      (3) The Company understands that if it discloses to others, use for its own benefit (other than as part of an agreement with Kolcari and the Shareholders, which contemplates such use) or for the benefit of any person or entity other than Kolcari and/or the Shareholders, copies or makes notes of any such Kolcari Confidential Information, such conduct will constitute a breach of the confidence and trust bestowed upon the Company by Kolcari and the Shareholders and will constitute a breach of this Agreement and render the Company responsible for any and all damages suffered by Kolcari and/or the Shareholders as a result thereof.

      (4) Provided, however, notwithstanding the foregoing, the terms of this subsection (c) shall not be applicable to any information which the Company is compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Exchange of governmental or regulatory authorities).


      d.    Non-Disclosure: Kolcari and the Shareholders:

      (1) Kolcari and the Shareholders, for themselves, their officers, employees, directors, agents, affiliates, subsidiaries, independent contractors, and related parties (all of whom are to be deemed included in any reference herein to Kolcari and the Shareholders) agree that they will not at any time during or after the termination or expiration of any agreement or negotiations for an agreement with the Company, except as authorized or directed herein or in writing by the Company, use for Kolcari and the Shareholders' own benefit, copy, reveal, sell, exchange or give away, disclose, divulge or make known or available in any manner to any person, firm, corporation or other entity (whether or not Kolcari and the Shareholders receive any benefit therefrom), any Company Confidential Information. The obligations and undertakings of Kolcari and the Shareholders under Section 9.d. shall not apply to any disclosures made by Kolcari and/or the Shareholders to their respective shareholders, investors and/or fund managers.

      (2) Kolcari and the Shareholders will take all actions necessary to ensure that the Company Confidential Information is maintained as secret and confidential and its disclosure shall only be made, to the extent necessary, to a limited group of Kolcari and/or the Shareholders' own employees, officers, directors and/or professional advisors who are actually engaged in the evaluation of the Company Confidential Information; provided, however, Kolcari and the Shareholders acknowledge and agree that they shall be responsible and held liable for the actions or inactions of such employees, officers, directors and/or professional advisors (regardless whether or not such actions or inactions are within their scope of employment) with respect to the maintenance of the secrecy and confidentiality of the Company Confidential Information.

      (3) Kolcari and the Shareholders understand that if they disclose to others, uses for their own benefit (other than as part of an agreement with the Company, which contemplates such use) or for the benefit of any person or entity other than the Company, copies or makes notes of any such Company Confidential Information, such conduct will constitute a breach of the confidence and trust bestowed upon Kolcari and the Shareholders by the Company and will constitute a breach of this Agreement and render Kolcari and the Shareholders severally responsible for any and all damages suffered by the Company as a result thereof.

      (4) Provided, however, notwithstanding the foregoing, the terms of this subsection (d) shall not be applicable to any information which Kolcari and/or the Shareholders are compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Exchange of governmental or regulatory authorities).


      e.    Return of Information:

      (1) At any time after the Termination Date, upon request of Kolcari or any Shareholder, the Company will, and will cause the Company Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered to Kolcari all Kolcari Confidential Information and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by the Company or any Company Representative. Such destruction shall be certified in writing to Kolcari by an authorized officer supervising such destruction.

      (2) At any time after the Termination Date, upon request of the Company, the Shareholders and/or Kolcari will, and will cause the Kolcari Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered to the Company all Company Confidential Information and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by a Shareholder, Kolcari or Kolcari Representatives. Such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

      10. Equitable Relief. The Company and the Shareholders agree that money damages would not be a sufficient remedy for any breach of any provision set forth in Sections 9, 11 or 12 by the other, and that, in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      11.   Conduct and Business.

      a. Between the date hereof and the Closing Date, Kolcari shall conduct its business in the same manner in which it has heretofore been conducted, and the Shareholders will not permit Kolcari to; (l) enter into any contracts, agreements, arraignments, etc., other than in the ordinary course of business, or (2) declare or make any distribution of any kind to the shareholders of Kolcari without first obtaining the written consent of the Company.

      b. Between the date hereof and the Closing Date, the Company shall conduct its business in the same manner in which it has heretofore been conducted, and the Company will not; (1) enter into any contracts, agreements, arraignments, etc., other than in the ordinary course of business, or (2) declare or make any distribution of any kind to the shareholder" of the Company without first obtaining the written consent of Kolcari. Further, also during such time period, the Company hereby agrees that neither the Company nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) will, and the Company and they will not assist or encourage others to, directly or indirectly, (l) sell or dispose of or agree, offer, seek or propose to sell or dispose of (or request permission to do so from any person) ownership (including, but not limited to, beneficial ownership as defined in

Rule 13d-3 under the Exchange Act) of (x) any of the assets or business of the Company, (y) any securities of the Company (whether outstanding or to be issued) or (z) any rights or options to acquire such ownership (including to or from a person other than the Company), or (2) enter into any discussions, negotiations, arrangements or understandings with any person or entity with respect to any of the foregoing. The restrictions contained in the forgoing sentence shall not be applicable to ordinary brokerage or trading transactions by a securities broker or dealer or purchases by an institutional investor solely for investment purposes aggregating less than 5% of the Company's outstanding voting securities.

      12.   No Public Disclosure.

      a. Kolcari and the Shareholders hereby acknowledge that they are aware (and that the Kolcari Representatives who have been apprised of this Agreement and the Shareholders' consideration of the Exchange have been, or upon becoming so apprised will be advised) of the restrictions imposed by federal and state securities laws on a person possessing material "non-public" information about a company with a class of securities registered under the Exchange Act. In this regard, each such Shareholder agrees that while it is in possession of material non-public information with respect to the Company and its subsidiaries, the Shareholder will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

      b. Without the prior written consent of the other, neither the Shareholders or Kolcari, on the one hand, nor the Company, on the other, will, and will each cause their respective representatives not to, make any release to the press or other public disclosure with respect to either the fact that discussions or negotiations are taking place concerning the Exchange, the existence or contents of this Agreement or any prior correspondence relating to this transaction, except for such public disclosure as may be necessary, in the written opinion of outside counsel (reasonably satisfactory to the other party) for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

      13. Brokerage Fee. Each party hereto represents that no brokers have been employed in this transaction for which the other party could or will become liable. The parties acknowledge that a one-time only finders fee in the amount of Fifty Thousand ($50,000) has been paid to Wistow Holdings Limited, by the Company.

      14. Agreement to Indemnify. Subject to the terms and conditions of this Section, the Company hereby agrees for a period of One (1) year to indemnify, defend and hold Kolcari and the Shareholders harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court costs and reasonable attorneys fees (including paralegal and law clerk fees and other legal expenses and costs) and expenses, asserted against, relating to, imposed upon or incurred by Kolcari or the Shareholders by reason of or resulting from a breach of (i) any representation or warranty given by the Company contained in or made pursuant to this Agreement, or (ii) any provision set forth in this Agreement by the Company or the Company Representatives.

      Subject to the terms and conditions of this Section, Kolcari hereby agrees for a period of one (1) year to indemnify, defend and hold the Company harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court costs and reasonable attorneys' fees (including paralegal and law clerk fees and other legal expenses and costs) and expenses, asserted against, relating to, imposed upon or incurred by the Company by reason of or resulting from a breach of (i) any representation or warranty given by Kolcari contained in or made pursuant to this Agreement, or (ii) any provision set forth in this Agreement by the Shareholders, Kolcari or the Kolcari Representatives.

      All of the foregoing are hereinafter collectively referred to as "Claims" and singularly as a "Claim."

      a. Conditions of Indemnification. The obligations and liabilities of the Shareholders, Kolcari and the Company, with respect to Claims resulting from the assertion of liability by third parties, shall be subject to the following terms and conditions:

      (1) The party hereto seeking indemnification (the "Indemnitee") will give the other party hereto (the "Indemnitor") notice of any such Claim reasonably promptly after the Indemnitee receives notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing.

      (2) In the event that the Indemnitor, within ten (10) business days after notice of any such Claim, fails to defend such Claim, the Indemnitee will (upon giving written notice to the Indemnitor) have the right, but not the obligation, to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

      (3) Anything in this Section to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right to defend, compromise or settle such Claim, in good faith, on behalf of and for the account and risk of the Indemnitor. However, the Indemnitee shall not, without the Indemnitor's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include an unconditional release from all liability in respect of such Claim, other than liability specified in the settlement, from the claimant or plaintiff to the Indemnitor and the Indemnitee. To the greatest extent reasonably possible, the parties shall attempt to obtain general releases from such plaintiff or claimant.

      15. Cost and Expenses. Each party hereto shall pay its own costs and expenses incident to the negotiation and preparation of this Agreement and to the consummation of the transaction contemplated herein.

      16.   Miscellaneous.

      a. Waiver: Strict Construction. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No wavier of any provision of this Agreement shall be valid unless in writing and signed by the person against whom sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth and shall not be construed as a waiver of relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

      b.    Entire  Agreement.  This Agreement,  together with all schedules and exhibits, sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written.

      c.    Headings.   The  headings  in  this   Agreement   are  inserted  for
convenience of reference only and are not to be used in construing or interpreting the provisions of this Agreement.

      d. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which will be deemed an original and all of which will constitute one instrument.

      e. Construction. Unless the context clearly otherwise requires the use of the singular will include the plural and the use of the plural will include the singular, and the use of any gender will include the other two genders.

      f. Severability. If a covenant or provision provided in this Agreement is deemed to be contrary to law, that covenant or provision will be deemed separable from the remaining covenants and provisions of this Agreement, and will not affect the validity, interpretation, or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that covenant or provision to other circumstances not contrary to law.

      g. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder falls upon Saturday, Sunday, or any public or legal holiday, whether Nevada or federal, the party having the privilege or duty will have until 5:00 p.m. Pacific Standard Time on the next succeeding regular business day to exercise the privilege or discharge the duty.

      h. Interpretation. No provision of this Agreement will be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

      i. Governing Law. This Agreement and the obligations of the parties hereunder will be interpreted, construed, and enforced in accordance with the Laws of the State of Nevada, and the parties hereto specifically consent to the jurisdiction and venue of the courts in Las Vegas, Nevada or a city determined by mutual consent of the parties.

      j. Attorneys' Fees. In the event a lawsuit is brought by either party to enforce or interpret the terms hereof, or for any dispute arising out of this transaction, the party prevailing in any such lawsuit shall be entitled to recover from the non-prevailing party its costs and expenses thereof, including its legal fees in reasonable amount and prejudgment and post-judgment interest at the highest rate allowable under Nevada law.

      k. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other.

      1. Notices. All notices, requests, instructions or other documents to be given hereunder shall be in writing and sent by registered mail:

If to Kolcari, then:

Kolcari Investments Limited
c/o Anka Capital Limited
Rm 2005, 20/F Universal Trade Center
3-5A Arbuthnot Road
Central, Hong Kong
Attn: Bell Tam

with copies to:

James Schneider, Esq.
Atlas, Pearlman, Trop, & Borkson
200 South Las Olas Blvd.
Sun Sentinel Building, Suite 1900
Ft. Lauderdale, Florida 33301;

and

Ching Lung Po
Cammer Commercial Building, 10/F
30-32 Cameron Road
Tsimshatsui, Kowloon, Hong Kong


If to the Company, then:

Richard Ellis, President
Intermark Development Corporation
c/o Thomas Walsh, Esq.
West 516 Sprague Avenue
Spokane, Washington 99204

with copies to:

Thomas G. Walsh, Esq.
West 518 Sprague Avenue
Spokane, Washington 99204

If to the Shareholders then:

      To the names and addresses of the Shareholders set out on the signature page of this Agreement.

      m. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, successors and assigns, and personal and legal representatives.

      n.    Execution  in   Counterpart.   This   Agreement  may  be  signed  in
counterpart.

      IN WITNESS WHEREOF, on the date first written above, the parties hereto have duly executed this Agreement and the Company and Kolcari have caused their corporate seal to be affixed hereto as of the date and year first above written, except that the minority shareholders of Kolcari (the "Minority Shareholders" i.e. Nomura/Jafco East Asia Growth Fund, NJI No. 1 (A) Investment Fund and NJI No.1 (B) Investment Fund) which have executed this Agreement on November 4, 1996.

Intermark Development Corporation, a Nevada corporation


By:     __________________________
        Richard A. Ellis
Its:    President


ATTEST: __________________________
        Cindy K. Swank
Its:    Secretary

Kolcari Investments  Limited, a British Virgin Islands corporation


By:     __________________________
        Ching Lung Po
Its:    Chairman

ATTEST: __________________________
        Wan Ying Lin
Its:    Secretary



             MAJORITY SHAREHOLDER OF KOLCARI  INVESTMENTS LIMITED:

Hoi Wai Investments  Limited
c/o Anka Capital Limited
Room 2005, 20/F., Universal Trade Center,
3-5A Arbuthnot Road, Central,
Hong Kong


By:     __________________________
        Ching Lung Po
Its:    Managing Director


ATTEST: __________________________
        Wan Ying Lin
Its:    Secretary

            MINORITY SHAREHOLDERS OF KOLCARI INVESTMENTS LIMITED


Nomura/Jafco  East Asia Growth  Fund
6 Battery Road #42-01
Singapore, 049909
Republic of Singapore


By:     __________________________
        Masayoshi Shirota, Agent


NJI No. 1 (A)  Investment  Fund
c/o Nomura/Jafco Investment (Asia) Ltd
6 Battery Road #42-01
Singapore, 049909
Republic of Singapore


By:    __________________________
       Masayoshi Shirota, Agent


NJI No. 1 (B)  Investment  Fund
c/o Nomura/Jafco Investment (Asia) Ltd
6 Battery Road #42-01
Singapore, 049909
Republic of Singapore


By:    __________________________
       Masayoshi Shirota, Agent

                               LIST OF SCHEDULES
SCHEDULE 4.c

      Audited financial statements prepared by Terrence L. Dunne, C.P.A., for the periods ending December 31, 1995 and June 30, 1996.

SCHEDULE 4.d

      Description of exception for all assets.

SCHEDULE 4.e

      List of material contracts the company is a party to.

SCHEDULE 4.i

      Description of assets authorized by Kolcari to be sold by the Company.

SCHEDULE 6.c

      Legal opinion letter from Thomas G. Walsh.

SCHEDULE 8.a(3)

      A Certificate executed by a principal officer and each director of the Company.

SCHEDULE 8.a(7)

      Due diligence checklist executed by a principal officer and each director of the Company.

SCHEDULE 8.a(8)

      Indemnification letter executed by a principal officer and each director of the Company.

SCHEDULE 8.c(1)

      A Certificate executed by a principal officer and each director of Kolcari.

SCHEDULE 8.c(2)

      Due diligence checklist executed by a principal officer and each director of Kolcari.

SCHEDULE 4.d

      Description of exception for all assets.

      NONE

SCHEDULE 4.e

      List of material contracts the company is a party to.

      1. Agreement between INTERMARK DEVELOPMENT CORPORATION and CJB Transfer Services, Inc. (independent stock transfer agent)

SCHEDULE 4.i

      Description of assets authorized by Kolcari to be sold.

      NONE

SCHEDULE 6.c

      Legal opinion letter from Thomas G. Walsh.

SCHEDULE 8(a)3

      A Certificate executed by a principal officer and each director of the Company.

SCHEDULE 8.a(7)

      Due diligence checklist executed by a principal officer and each director of the Company.

SCHEDULE 8.a(8)

      Indemnification letter executed by a principal officer and each director of the Company .

SCHEDULE 8c(1)

      A Certificate executed by a principal officer and each director of Kolcari.

SCHEDULE 8c(2)

      Due diligence checklist executed by a principal officer and each director of Kolcari
















































                                      33